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                                                        OMB APPROVAL
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                                FORM 5

           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
        Securities Exchange Act of 1934, Section 17(a) of the
            Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[X]  Form 4 Transactions Reported


===================================================================
1. Name and Address of Reporting Person*

Novartis AG
-------------------------------------------------------------------
   (Last)                (First)                       (Middle)

Schwarzwaldallee 215
-------------------------------------------------------------------
                         (Street)

CH-4002, Basel
-------------------------------------------------------------------
   (City)                (State)                        (Zip)

Switzerland
===================================================================
2.  Issuer Name and Ticker or Trading Symbol

Chiron Corporation / CHIR
======================================================================
3.  IRS or Social Security Number of Reporting Person (Voluntary)


======================================================================
4.  Statement for Month/Year

1997
======================================================================
5.  If Amendment, Date of Original (Month/Year)


======================================================================
6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [   ]  Director                        [X ] 10% Owner
    [   ]  Officer (give title below)      [  ] Other (specify below)

     -----------------------------------------------------------
======================================================================
7.  Individual or Joint/Group Reporting
    (Check applicable box)

    [   ]  Form Filed by One Reporting Person
    [ X ]  Form Filed by More than One Reporting Person

======================================================================

     Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
======================================================================

                                                  4.
                                                  Securities                     5.
                                                  Acquired                       Amount of
                                                  (A) or (D)                     Securities           6.                7.
                                                  Disposed of (D)                Beneficially         Ownership         Nature of
1.               2.              3.               (Instr. 3, 4 and 5)            Owned at             Form:             Indirect
Title of         Transaction     Transaction      --------------------------     end of Issuer's      Direct (D)        Beneficial
Security         Date            Code                     (A) or                 Fiscal Year          or Indirect (I)   Ownership
(Instr. 3)       (mm/dd/yy)      (Instr. 8)       Amount  (D)       Price        (Instr. 3 and 4)     (Instr. 4)        (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock+                                                                     5,121,460            I                 Through
                                                                                                                        Novartis
                                                                                                                        Pharma AG
----------------------------------------------------------------------------------------------------------------------------------

Common Stock+                                                                    73,842,852           I                 Through
                                                                                                                        Novartis
                                                                                                                        Biotech
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

Common Stock+                                                                     7,456               I                 Through
                                                                                                                        Novartis
                                                                                                                        Corporation
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------



==================================================================================================================================

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
    (e.g., puts, calls, warrants, options, convertible securities)

=====================================================================

                                                                                                      9.
                                         5.                                                           Number      10.
          2.                             Number                          7.                            of         Owner-     11.
          Conver-                        of Deriva-     6.             Title                8.        Deriva-     ship of    Nature
1.        sion                           tive           Date           and                  Price     tive Se-    Deriva-    of
Title     or                             Securities     Exercis-       Amount               of        curities    tive Se-   Indi-
of        Exer-      3.                  Acquired       able and       of                   De-       Bene-       curity:    rect
Deriva-   cise       Trans-    4.        (A) or         Expira-        Under-               riva-     ficially    Direct     Bene-
tive      Price      action    Trans-    Disposed       tion           lying                tive      Owned       (D) or     ficial
Secu-     of         Date      action    of (D)         Date           Securi-              Secu-     at End      Indirect   Owner-
rity      Deriva-    (Month/   Code      (Instr. 3,     (Month/        ties                 rity      of Year     (I)        ship
(Instr.   tive       Day/      (Instr.   4 and          Day/           (Instr.              (Instr.   (Instr.     (Instr.    (Instr.
3)        Security   Year)     4)        5)             Year)          3 and 4              4)        4)          4)         4)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Amount
                                                                                       or
                                                        Date       Expira-           Number
                                                        Exer-      tion                of
                                         (A)   (D)      cisable    Date      Title   Shares
----------------------------------------------------------------------------------------------------------------------------------

Put
Options++ $30      2/25/97    4S              6,000,000  3/25/2000  3/25/2000 Common  6,000,000 $7.17  6,000,000-
----------------------------------------------------------------------------------------------------------------------------------

7-1/4%    $47                                            Anytime    7/1/2015  Common  348,028          $10,069,000 D
Conver-
tible
Sub-
ordinated
Debentures
due 2015+
----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================

Explanation of Responses:

+Novartis AG is the beneficial owner of a total of 79,318,836 Common Shares of Chiron Corporation.
Of such shares, 5,121,460 shares are owned by Novartis Pharma AG (a wholly owned subsidiary of
Novartis AG) 73,842,852 shares are owned by Novartis Biotech Partnership, Inc. (a wholly owned subsidiary of Novartis AG) 7,456 shares are owned by Novartis Corporation (a wholly owned subsidiary of Novartis AG) and 348,028 shares represent shares obtainable on the conversion of 7-1/4%
Convertible Subordinated Debentures due 2015 of Chiron Corporation owned by Novartis AG. ++On
February 25, 1997, Novartis Biotech (BVI) Limited ("NBBL"), a wholly owned subsidiary of Novartis
AG, sold 6,000,000 "European" style put options for aggregate consideration of $43,000,000. Each option entitles the holder thereof on the maturity date to receive from NBBL an amount equal to the excess, if any, of $30 over the per share price of Chiron Common Stock.

**   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
     FEDERAL CRIMINAL VIOLATIONS.

     SEE 18 U.S.C. 1001 AND U.S.C. 78FF(A).


NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

/s/ John Manser/Jurgen Vierkotten                          2/17/98
-----------------------------------               -------------------------
 **Signature of Reporting Person                            Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                Additional Reporting Persons

Additional Reporting Person:  Novartis Biotech (BVI) Limited
                              (a wholly owned subsidiary of
                              Novartis AG)

Address:                      560 Morris Avenue; Summit, NJ 07901

Designated Filer:             Novartis AG

Issuer & Ticker Symbol:       Chiron Corporation / CHIR

Statement for Month/Year:     1997
                                     /s/ Jeff Benjamin              2/17/98
                                    -------------------------    --------------
                                          Signature of                Date
                                        Reporting Person


Additional Reporting Person:  Novartis Pharma AG
                              (a wholly owned subsidiary of
                              Novartis AG)

Address:                      Schwarzwaldallee 215; CH-4002
                              Basel, Switzerland

Designated Filer:             Novartis AG

Issuer & Ticker Symbol:       Chiron Corporation / CHIR

Statement for Month/Year:     1997
                                    /s/ Herbert Gut/J. Mamie        2/17/98
                                    -------------------------    --------------
                                          Signature of                Date
                                        Reporting Person

Additional Reporting Person:  Novartis Biotech Partnership, Inc.
                              (a wholly owned subsidiary of
                              Novartis AG)

Address:                      560 Morris Avenue;
                              Summit, NJ 07901

Designated Filer:             Novartis AG

Issuer & Ticker Symbol:       Chiron Corporation / CHIR

Statement for Month/Year:     1997
                                     /s/ Jeff Benjamin              2/17/98
                                    -------------------------    --------------
                                          Signature of                Date
                                        Reporting Person

Additional Reporting Person:  Novartis Corporation
                              (a wholly owned subsidiary of
                              Novartis AG)

Address:                      560 Morris Avenue;
                              Summit, NJ 07901

Designated Filer:             Novartis AG

Issuer & Ticker Symbol:       Chiron Corporation / CHIR

Statement for Month/Year:     1997
                                     /s/ Jeff Benjamin              2/17/98
                                    -------------------------    --------------
                                          Signature of                Date
                                        Reporting Person